UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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EXXON MOBIL CORPORATION

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Exxon Mobil Corporation	James R. Chapman
22777 Springwoods Village Parkway	Vice President, Treasurer and Investor Relations
Spring, Texas 77389

May 15, 2024

Glass Lewis

255 California Street, Suite 1100

San Francisco, CA 94111

RE: 2024 Glass Lewis Proxy Report Feedback Statement

We appreciate the opportunity to provide transparent and timely information to our shareholders by participating in Glass Lewis’ Report Feedback Statement Service. We believe this system represents a best practice among proxy advisors.

However, in light of Glass Lewis’ recommendation that shareholders ignore the significant contributions of the company’s lead director on behalf of the interests of the company’s investors, and vote against his re-election solely because of the company’s decision to protect the rights of the majority of its investors, we are compelled to address this issue in full. We are especially concerned with Glass Lewis’ undisclosed actual or potential conflicts of interest that by their very nature impact this recommendation and should have led Glass Lewis either to recuse themselves from making a recommendation on this issue or, at a minimum, to clearly disclose the conflicts to all shareholders. As a result, we address these conflicts of interest and outline additional facts below that are needed to represent the interests of all of our investors and their right to have their voices, expressed in prior votes, be heard.

Proxy Advisors have a duty to avoid conflicts (including potential conflicts) of interest that could impact their recommendations

Investors have a right to know the recommendations of their proxy advisor are free of conflicts and that any conflicts are clearly and fully disclosed.

Glass Lewis’ membership in and support for the positions of the Interfaith Center on Corporate Responsibility (“ICCR”) creates significant questions on whether there are actual or potential conflicts of interest between Glass Lewis’ fiduciary duties to investors who subscribe to their services and any personal, business, or organizational relationships impacting their recommendation. ICCR has led the media opposition to ExxonMobil’s decision to seek declaratory relief in court, beginning with a publicly released letter on February 7 (the “ICCR Letter”) that is responsible for much of the “media scrutiny” that Glass Lewis now cites in calling the company’s decision to seek declaratory relief a corporate governance controversy.1 Glass Lewis is a member of ICCR alongside both (1) Arjuna

[1]

https://www.iccr.org/reports/iccr-letter-to-exxonmobil-board-in-response-to-lawsuit-on-shareholders/. Also filed as an exempt solicitation during this proxy season. https://investor.exxonmobil.com/sec-filings/all-sec-filings/content/0001214659-24-007247/0001214659-24-007247.pdf

Capital, one of the proponents of the shareholder proposal in question, and (2) Mercy Investments Services and Wespath Investment Management, who are leading the “vote no” campaign against Mr. Hooley.2 Glass Lewis’ conflict of interest policy specifically highlights relationships with a shareholder proposal proponent or parties publicly soliciting support for or against a director as a potential area for conflicts of interest requiring disclosure.3

On average each year, ExxonMobil receives over 14 shareholder proposals while a typical S&P 500 company receives less than two each year. As ExxonMobil noted in its proxy statement, ICCR members were responsible for approximately 40% of all proposals the company received during the 10-year period from 2014 to 2023. By ICCR’s own calculations, its members submit close to 500 shareholder proposals each year4 – or more than half of the 961 total shareholder proposals that the U.S. Securities and Exchange Commission (“SEC”) estimates were submitted to public companies last year.5

Glass Lewis cites ICCR’s criticism and arguments extensively without acknowledging in the report (1) it is a member of ICCR, (2) what business relationships, services, contributions, or fees it provides to or receives from ICCR, and (3) what discussions it has had with ICCR or its members on this matter.6 We were surprised and disappointed by this, as we have historically held Glass Lewis’ approach and standards in high regard.

Glass Lewis’ failure to proactively disclose the nature and extent of its relationship with ICCR appears to contradict its own internal policy and is inconsistent with the expectations of investors who rely on Glass Lewis to be an “independent third party.”7 This is a prime example of why the SEC sought to impose conflict of interest disclosure obligations in its rules in 2020—to protect investors by ensuring they understand all factors that may be impacting their proxy advisor’s recommendations.8 We call on Glass Lewis to revise their report and recommendation in light of this lack of disclosure.

Glass Lewis’ should recuse itself from making a recommendation on Director Hooley.

[2]	https://www.iccr.org/member-directory/
[3]

See page 25: https://www.glasslewis.com/wp-content/uploads/2024/04/Glass-Lewis-BPP-Statement-2023.pdf. Glass Lewis highlights “client” relationships which are unknown to us or other market participants. We believe any personal, business, or organizational relationships create the same issues and questions requiring clear disclosure by Glass Lewis.

[4]	https://www.iccr.org/shareholder-resolutions/
[5]

Remarks at the Society for Corporate Governance 2023 National Conference in June of last year, SEC Commissioner Mark Uyeda, June 2023. https://www.sec.gov/news/speech/uyeda-remarks-society-corporate-governance-conference-062123

[6]	https://www.iccr.org/member-directory/
[7]

In its February 2020 comment letter to the SEC (https://www.glasslewis.com/wp-content/uploads/2020/02/GL-Comment-Letter-Final.pdf), Glass Lewis specifically references the Best Practice Principles for Provides or Shareholder Research & Analysis (https://bppgrp.info/wp-content/uploads/2019/07/2019-Best-Practice-Principles-for-Shareholder-Voting-Research-Analysis.pdf), whose best practice principles state that a proxy advisor should disclose both “actual and potential conflicts of interest or business relationships that may influence the preparation of their research, advice and voting and recommendations and the action they have undertaken to eliminate, mitigate and manage actual or potential conflicts.”

[8]	https://www.sec.gov/files/rules/final/2020/34-89372.pdf

In light of its lack of disclosure, Glass Lewis should immediately change its recommendation, and rerun voting instructions for clients with set policies, to make sure clients do not vote their shares without knowledge of any relationships that present actual or potential conflicts of interest. As we outline below, Mr. Hooley’s outstanding performance on behalf of investors warrants a “For” vote. At a minimum, any recommendation must include notice and disclosure of all factors, including any personal, business, or organizational ties or interests of the proxy advisor, so investors can make an informed decision.

In our view, Glass Lewis should recuse itself from making any recommendation on Mr. Hooley this year to ensure that its actual or potential conflicts of interest do not have any impact on the vote. We believe this approach would be consistent with Glass Lewis’ high-integrity approach in the past and the seriousness it has said it applies to conflicts of interest.

Glass Lewis’ analysis on Mr. Hooley is incomplete and ignores important facts

Director Hooley’s re-election should be approved based on his continual contributions to shareholder value.

Joseph Hooley joined our Board in 2020, during COVID – a major disruptor for our industry. Mr. Hooley became our lead director in May 2022. Under his strong oversight leadership, the company has grown from pandemic lows to industry-leading results in 20239 and is developing and growing new emission-reduction businesses.

During the two most recent calendar years, Mr. Hooley and our Board have overseen the creation of tremendous shareholder value – more than $90 billion of earnings and more than $60 billion of shareholder distributions, both industry-leading – while providing oversight on our plans to spend more than $20 billion to pursue lower-emissions opportunities through 2027. As a result of our recent stock performance, our market capitalization is at all-time highs.

Mr. Hooley’s leadership can be seen beyond financial metrics. His unique background helps the Board better understand investors’ perspectives and assures those perspectives are incorporated into Board discussions with management on important strategic decisions. Investors have noted continued improvement in access to the Board over the last several years and have expressed gratitude for the time that Mr. Hooley and other directors have spent with them.

Glass Lewis appears to be recommending that shareholders vote against Mr. Hooley for no other reason than the company’s decision to seek clarity on the rules governing the shareholder proposal process on behalf of all shareholders to ensure the rules are fairly enforced. This does a grave disservice not only to Mr. Hooley, whose leadership has been exemplary, but even more so to the millions of ExxonMobil shareholders who have seen the value of their investment grow under his guidance. Glass Lewis is wrong to recommend a vote against Mr. Hooley.

[9]

Includes our leadership in metrics such as earnings excluding identified items and cash flow from operations versus the IOC Peer Group in 2023. IOC competitor peer group includes BP, Chevron, Shell, and TotalEnergies.

Glass Lewis does not address whether the decision to seek declaratory relief in court is warranted or whether the rules are already clearly enforced as written.

In recommending against Mr. Hooley, Glass Lewis not only fails to properly weigh Mr. Hooley’s substantial value contributions, but also does not address the merits of ExxonMobil’s underlying claims regarding the inconsistent application of the SEC’s exclusion rules to proposals. It accepts that the SEC has changed its interpretation of the rules over the past four years, which has led to proposals more frequently being put up to vote. It also recognizes ExxonMobil’s right to seek federal court review to exclude a particular shareholder proposal on behalf of the majority of its shareholders whose voices are disregarded when proposals are resubmitted in violation of the rules. But then it faults ExxonMobil for doing so without considering whether the proposal satisfies the plain language requirements of the resubmission and ordinary business exclusions.

Glass Lewis applies a double standard to Mr. Hooley.

When proponents and activists have sued companies in court, Glass Lewis has not called those decisions an aggressive or novel tactic.

This has happened multiple times, such as when Trinity Wall Street – a fellow ICCR member – sued Walmart, and when the New York City Comptroller sued TransDigm. These proponents and activists have shown no fear of the courts or the cost of litigation in the past, which undercuts Glass Lewis’ concern, first raised in the ICCR Letter, that our decision or the expense involved will somehow harm the system.

Just as disappointing, Glass Lewis takes the activists’ words at face value while characterizing the court proceeding in inflammatory terms, a departure from its discussion of past cases. In publicly describing Trinity Wall Street’s lawsuit against Walmart, for example, Glass Lewis merely said the proposal “was the subject of an extensive legal battle.”10 And in the case of the NYC Comptroller and TransDigm, Glass Lewis publicly said, “… instead of challenging the proposal’s exclusion with the SEC, the proponent, the New York City Comptroller, filed suit against the company.”11

Glass Lewis’ acceptance of activist-initiated litigation as normal and unobjectionable – while simultaneously condemning ExxonMobil for exercising the exact same judicial rights on behalf of the majority of its shareholders – reveals an untenable double-standard that contradicts the supposedly “unbiased” recommendations Glass Lewis provides.

If a proxy advisor can restrict a company’s assertion of the legal rights of the vast majority of its shareholders to have their voices heard through past votes by threatening its Board, on behalf of a small minority of shareholders advocating a proposal that has been soundly rejected by a super majority of the company’s shareholders, then the rights of the majority cease to exist. This recommendation calls into question whether Glass Lewis is merely advising clients on how to vote, or whether it is superimposing its personal policy preferences over the voice of nearly 90% of shareholders and accompanying SEC regulations. To the extent it is the latter, the conflicts of interest become even more important and must be addressed.

Glass Lewis takes a single-season view of shareholder democracy that we believe undermines it.

Glass Lewis says it “believes that shareholders should be able to vote on issues of material importance.” Our response is: They did. More than once. This fact is critical in analyzing this issue.

[10]	https://www.glasslewis.com/firearms-manufacturers-distributors-market-investor-pressure/
[11]	https://www.glasslewis.com/wp-content/uploads/2020/09/2020-Proxy-Season-Review-Shareholder-Proposals.pdf. See page 27.

We are challenging this proposal because it violates the resubmission threshold. Not only did our shareholders already vote on the proposal on two previous occasions, nearly 90% of them rejected it last year.12

For shareholder democracy to be real, a “no” needs to mean “no.” If a proposal can continue to come back in violation of the rules year after year, despite nearly nine out of 10 shareholders opposing it, then shareholder democracy becomes merely a stalking horse for activism.

Every system that functions properly relies on a set of rules to prevent abuse. In parts of Europe, they guard against abuse of the shareholder proposal system by having very high ownership requirements – in some cases 5%, which for ExxonMobil would mean proponents must hold stock worth more than $25 billion. In the United States, proponents can own as little as $2,000 of a company’s stock and file a proposal. For ExxonMobil, that’s less than 20 shares out of roughly 4 billion shares outstanding.13

We believe a failure to follow the written rules leaves abuse uncurbed and threatens market faith in the entire system, including the low submission threshold that makes the U.S. system unique. We believe our suit is in the interest of all parties that want to preserve shareholder democracy and hope Glass Lewis and others will take the long-term view on this issue.

Proposals are not “advisory” if the Board is not free to treat them as “advisory.”

Incredibly, Glass Lewis tries to argue that because shareholder proposals are just “advisory,” the proposals should be put on a proxy ballot whether they comply with the rules or not. This “rules don’t matter” approach takes a very short-sighted view of shareholder democracy.

Moreover, while proposals are “advisory” under securities law, Glass Lewis’ policies may suggest they believe otherwise. If a shareholder proposal passes and Glass Lewis views a company as insufficiently responsive, then Glass Lewis’ voting guidelines allow it to consider that in its voting recommendations, including potentially calling on shareholders to vote against directors,14 in an attempt to make Glass Lewis the ultimate authority on what a proposal requires. This can be viewed as another area where Glass Lewis is going beyond SEC regulations and applicable laws.

Glass Lewis’ attacks on the venue are misleading as they omit several crucial facts.

Glass Lewis complains that the venue for the case is “several hundred miles from its headquarters.” However, the report omits that ExxonMobil only recently moved its headquarters from Irving, Texas, to Spring, Texas. Our headquarters was in the Northen District of Texas the last two years the shareholder proposal was submitted, and we continue to have operations there. The proposal was submitted in that district more than anywhere else, making it the most logical venue to hear the claims. Discussion by Glass Lewis that “conservative” litigants have chosen this district for other matters is entirely irrelevant, and we question why Glass Lewis has chosen to inject politics here.

[12]	https://d1io3yog0oux5.cloudfront.net/_76932148a75aaea1105758ebf1a913ba/exxonmobil/db/2302/22140/file/Summary+of+Proxy+Votes+for+ Website+2023.pdf
[13]	This is a reason why ExxonMobil receives significantly more shareholder proposals than European peers.
[14]	Glass Lewis 2024 Benchmark Policy Guidelines. https://www.glasslewis.com/wp-content/uploads/2023/11/2024-US-Benchmark-Policy-Guidelines-Glass-Lewis.pdf

The distance of the venue from the proponents is equally immaterial. They chose to submit a shareholder proposal to a company headquartered in Texas, and the SEC is clear that this process is subject to review and oversight in federal court.

Glass Lewis appears to want all shareholders to pay the costs of failed proposals.

Glass Lewis also objects to ExxonMobil’s request to have the defendants pay our attorney’s fees if we prevail in court. This proposal has been rejected twice by ExxonMobil shareholders, with nearly 90% opposing it last year.15 We believe that the proponents keep submitting it, in violation of SEC rules, because ExxonMobil’s proxy is one of the best forms of free advertising for activists. Why should almost 90% of our shareholders be silenced and subsidize the cost of “free” advertising for activists? If a shareholder proposal is submitted repeatedly in violation of the rules, it is perfectly reasonable that those who created the costs should bear the costs, instead of the overwhelming majority of shareholders who have repeatedly rejected the proposal.

Glass Lewis highlights the judge’s February statement without addressing subsequent events.

Glass Lewis is correct that the District Court Judge said in early February that he “struggles to see what the ongoing case or controversy is in this matter, given the only relief sought from the Court was a declaration that Exxon may exclude defendants’ proposal from its annual shareholder meeting.”

ExxonMobil then responded to the court explaining that, despite withdrawing the proposal, the defendants did not concede that it was properly excludable under SEC Rules 14a-8, which governs what is a proper proposal and what is not. To this day, the defendants continue to maintain that their proposal was proper under the rules and did not violate Rules 14a-8, either as a resubmission or as the ordinary business of the company. Their withdrawal of the proposal does not provide the company with relief or clarity on what violates Rules 14a-8. A court order is needed to make this determination.

The Glass Lewis report does not address these facts or the issues we raise and instead criticizes ExxonMobil for continuing to “press its case” even after the proponents withdrew the proposal. This ignores the fact that it is the proponents’ burden to prove that their unlawful conduct will not be repeated, and they cannot do that simply by withdrawing the proposal. If Glass Lewis is going to speak about important legal matters like this, it needs to do so accurately and with awareness of the obligations the law imposes on the proponents.

Glass Lewis wrongly suggests that ExxonMobil could have sued the SEC instead.

Glass Lewis says that a more appropriate step would have been to sue the SEC directly. However, it fails to differentiate between how rules are adopted and how they are applied and enforced.

[15]	https://d1io3yog0oux5.cloudfront.net/_76932148a75aaea1105758ebf1a913ba/exxonmobil/db/2302/22140/file/Summary+of+Proxy+Votes+for+ Website+2023.pdf

This suit is a question of application and enforcement, not a challenge to the rules. The SEC states that its guidance on its application of the rules is informal and does not “adjudicate the merits of a company’s position with respect to the proposal.” Per the SEC, “only a court can decide whether a shareholder proposal can be excluded from a company’s proxy materials.”16

When a rule is proposed, all market participants are invited to offer comments. Following the publication of the rule, the SEC can be sued for not following proper process in creating it. This is the process for adopting a rule. In contrast, we are asking the court to clearly apply the existing rules to a proposal.

Under current enforcement law, companies can exclude a proposal without requesting permission from the SEC, the court, or any other party. Though this action is lawful, we note that Glass Lewis also has a rule that they will likely vote against company directors if a company does exclude a proposal without going to the SEC.17 Again, Glass Lewis seems to be superimposing a market structure on top of the SEC rules. And again, to the extent it is, the conflicts of interest become even more critical and must be addressed.

However, if a company does exclude a proposal on its own, it can be sued by the proponent if they disagree with the company’s application of the rules. ICCR member Trinity Wall Street sued Wal-Mart for excluding their proposal (after Wal-Mart obtained a no-action letter from SEC). Trinity won the lawsuit, but Wal-Mart appealed in 2015, and won the appeal. Similarly, the New York City Comptroller filed a proposal at TransDigm requiring that company set internal goals for managing its greenhouse gas emissions. When TransDigm sought to exclude their proposal by submitting a no-action request to the SEC, the New York City Comptroller sued TransDigm. As a result, TransDigm withdrew their no-action request and included the proposal on their ballot. In none of these cases did the proponent sue the SEC, even when a no action letter had been granted, because the counterparties are the company and proponent.

Glass Lewis also fails to mention that the proponents of the ExxonMobil proposal continue to maintain that their proposal was proper under the rules. In withdrawing the proposal, they are trying to create the illusion of removing the controversy to avoid judicial review of the proponents’ actions and whether they are abuse of the system. As such, they remain the appropriate counterparty for this action. With its recommendation, Glass Lewis is abetting this strategy instead of respecting the judicial process to weigh the merits of the requested relief and apply the rules clearly and accurately, thereby benefiting all market participants.

We strongly encourage Glass Lewis to update its report to address these issues

Having provided this additional information and corrections, we strongly encourage Glass Lewis, at a minimum, to update its report to address these conflicts of interest, reflect these facts, and correct these omissions. Mr. Hooley deserves a recommendation “For” his re-election to our board.

In our view, Glass Lewis should recuse itself from making any recommendation this year on Mr. Hooley to ensure that any conflicts of interest do not impact the vote.

[16]	https://www.sec.gov/corpfin/informal-procedures-regarding-shareholder-proposals?
[17]

See bottom of page 11: https://www.glasslewis.com/wp-content/uploads/2023/11/2024-Shareholder-Proposals-ESG-Benchmark -Policy-Guidelines-Glass-Lewis.pdf?hsCtaTracking=db1879fb-3a86-4ec9-b375-2e7553b38dfd%7C18cc625c-4eb7-451b-b0c8-1196c73e49b2

We appreciate the opportunity to respond to Glass Lewis’ recommendation and continue this dialogue. We remain committed, alongside Glass Lewis and many other market participants, to preserving the unique system of shareholder democracy we have in the United States. Shareholder rights belong to all shareholders, including the right to have their voices heard when they reject a proposal. We believe our principled actions this proxy season will strengthen this system for the long-term and ask those with vested interests in this system to consider how we may all do so together.

Sincerely,